NATIONS FUND, INC.

                             ARTICLES SUPPLEMENTARY
                             ----------------------

                    RENAMING EXISTING SERIES OF CAPITAL STOCK
                               OF THE CORPORATION


              Nations Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

              FIRST: Pursuant to a resolution duly adopted by a majority of the Corporation's Board of Directors at a meeting of the Corporation's Board of Directors held on December 9, 1999, and pursuant to Sections 2-605 and 2-607 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Code"), the Board of Directors has taken the following actions, which are expressly limited to changes permitted by Section 2-605(a)(2) of the Code to be made without action by the stockholders:

        (a) renamed ten billion (10,000,000,000) shares, with a par value of $.001 per share, of the Corporation's authorized, classified and designated shares currently classified as Primary A Shares of Nations Small Company Growth Fund as Primary A Shares of Nations Small Company Fund;

        (b) renamed ten billion (10,000,000,000) shares, with a par value of $.001 per share, of the Corporation's authorized, classified and designated shares currently classified as Primary B Shares of Nations Small Company Growth Fund as Primary B Shares of Nations Small Company Fund;

        (c) renamed ten billion (10,000,000,000) shares, with a par value of $.001 per share, of the Corporation's authorized, classified and designated shares currently classified as Investor A Shares of Nations Small Company Growth Fund as Investor A Shares of Nations Small Company Fund.

        (d) renamed ten billion (10,000,000,000) shares, with a par value of $.001 per share, of the Corporation's authorized, classified and designated shares currently classified as Investor B Shares of Nations Small Company Growth Fund as Investor B Shares of Nations Small Company Fund.

        (e) renamed ten billion (10,000,000,000) shares, with a par value of $.001 per share, of the Corporation's authorized, classified and designated shares currently classified as Investor C Shares of Nations Small Company Growth Fund as Investor C Shares of Nations Small Company Fund.
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              SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such classes of shares named in Article FIRST thereto have not been changed.

              THIRD: The Corporation is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

              FOURTH: The Board of Directors has duly authorized the filing of these Articles Supplementary.

              IN WITNESS WHEREOF, NATIONS FUND, INC. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary as of this 15th day of March, 2000. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation, and states under the penalties of perjury that to the best of his knowledge, information and belief, the matters and facts relating to approval hereof are true in all material respects.

                                          NATIONS FUND, INC.


                                          By:  /s/ A. Max Walker
                                               ----------------------------
                                               A. Max Walker
                                               President

ATTEST:

/s/ Richard H. Blank, Jr.
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Richard H. Blank, Jr.
Secretary

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